                                                                    EXHIBIT 99.1

Contacts:

W. Phillip Marcum                             Philip Bourdillon/Eugene Heller
Chairman and CEO                              Silverman Heller Associates
303-785-8080                                  310-208-2550

                        METRETEK TECHNOLOGIES RETURNS TO
                    PROFITABILITY ON 82% INCREASE IN REVENUES

DENVER - AUGUST 12, 2003 - For the three months ended June 30, 2003, METRETEK TECHNOLOGIES, INC. (OTCBB: MTEK) reported revenues of $11.0 million, an increase of 82% over revenues of $6.1 million reported in the second quarter of 2002. Net income applicable to common shareholders was $545,000 (including a $221,000 preferred stock deemed distribution), or $0.09 per share, compared to a net loss applicable to common shareholders of $947,000 (including a $204,000 preferred stock deemed distribution), or $0.16 per share, in the second quarter of 2002.

W. Phillip Marcum, chairman and CEO, attributed the improved financial performance to increases of 185% and 189%, respectively, in revenues at PowerSecure and Metretek, Incorporated ("Metretek Florida"), partially offset by a 12% decrease in revenues at Southern Flow. The increase in PowerSecure's revenues was due to increases in both the number and the size of completed and in-process projects during the second quarter of 2003 compared to the second quarter of 2002. During the second quarter 2003, PowerSecure had 24 projects completed or in process, with an average revenue per project of $182,000, compared to 12 projects completed or in process during the second quarter 2002, with an average revenue per project of $126,000, during the second quarter 2002.

Metretek Florida's domestic sales reflect an increase of $453,000 in circuit board contract manufacturing sales and an increase of $2.1 million in sales of field devices, data-collection software products, and communications solutions products, attributable primarily to initial shipments on a previously announced order from Public Service Electric and Gas (PSE&G) of New Jersey. Approximately two-thirds of the total order from PSE&G was shipped during the second quarter of 2003, with the balance expected to be shipped during the third quarter of 2003. The Company believes that the decrease in Southern Flow's revenues was attributable in large part to cutbacks by some customers concerned about future oil price volatility due to the war in Iraq.

Second-quarter 2003 gross profit was $3.1 million, or 28.6% of total revenues, compared to gross profit of $1.6 million, or 26.4% of total revenues, in the second quarter of 2002. Operating income was $817,000 compared to an operating loss of $743,000 in the comparable period a year ago.

For the six months ended June 30, 2003, the Company reported revenues of $18.2 million, an increase of 46% over revenues of $12.5 million reported in the first six months of 2002. Net loss applicable to common shareholders was $317,000 (including a $438,000 preferred stock deemed distribution), or $0.05 per share, compared to a net loss applicable to common shareholders of $1.5 million (including a $405,000 preferred stock deemed distribution), or $0.25 per share, in the first six months of 2002. Gross profit was $4.6 million, or 25.0% of total revenues, compared to gross profit of $3.3 million, or 26.5% of total revenues, in the first six months of 2002. Operating income was $183,000 compared to an operating loss of $1.1 million in the comparable period a year ago.

Financial Expectations for Third Quarter and Fiscal Year Ending December 31,
----------------------------------------------------------------------------
2003:
-----

"While we are certainly pleased with the progress we have made this year," said Marcum, "we wish to emphasize that Metretek Florida's second quarter sales and profitability were very favorably affected by a major sale to a single customer; also, as we have noted in past quarters, PowerSecure's revenues have fluctuated significantly in the past and are expected to continue to do so in the future. That said, we offer the following financial guidance, on a consolidated basis, for the third quarter of 2003 and the remainder of the year":

   - Third-quarter sales are expected to be in the range of $9 million to $10 million.

   -  Sales for all of 2003 are expected to exceed $35 million.

   - Third-quarter earnings per share are expected to be in the range of $0.01 to $0.02.

   - Fourth-quarter earnings per share expected to fall within the range of breakeven to a loss of $0.04 per share, resulting in an estimate of earnings per share for all of 2003 to fall in the range of a loss of approximately $0.03 to $0.07 per share.

Conference Call and Webcast:
----------------------------

At 10 a.m. MDT (noon EDT) on August 12, 2003, the Company will hold a teleconference to discuss the financial results and future plans and prospects. To participate in the teleconference, please call (toll free) 800-291-8929 approximately 10 minutes prior to the start time and indicate that your are dialing into the Metretek Technologies conference call.

This call is being Webcast by CCBN and can be accessed live via the Internet at the Company's Website, www.metretek.com; to access the call, click on the "Investor Info" button and then on the "2003 second- quarter results teleconference" icon. The Webcast player will open following completion of a brief registration process.

The Webcast is also being distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through www.companyboardroom.com; to access the call, type in Metretek's stock symbol, MTEK, in the top right corner of the CompanyBoardroom home page to be taken to the Company's webcast page. Institutional investors can access the call via CCBN's subscription-based, password-protected event management site, StreetEvents (www.streetevents.com).

These Websites will host an archive of the teleconference. Additionally, a playback of the call will be available for 48 hours beginning at 2 p.m. EDT on August 12. You may access the playback by calling 800-642-1687 or for international callers 706-645-9291, and providing Conference ID number 2057216.

Metretek Technologies, Inc. through its subsidiaries -- Southern Flow Companies, Inc.; PowerSecure, Inc.; and Metretek, Incorporated (Metretek Florida) -- is a diversified provider of energy measurement products, services and data management systems to industrial and commercial users and suppliers of natural gas and electricity.

All forward-looking statements contained in this press release are made within the meaning of and under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to statements regarding financial expectations for the third-quarter and fiscal-year 2003, and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, such as statements about future earnings, revenues, and other future financial and non-financial items, performance or events; statements about proposed products, services, technologies or businesses; statements about raising additional capital; and statements of assumptions underlying any of the foregoing. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the Company's ability to obtain sufficient capital and liquidity on favorable terms, to meet its operating, working capital and debt service requirements and other capital commitments and contingencies and to fund the growth of its business; the effects of pending and future litigation, claims and disputes and the resolution thereof, including the proposed settlement of the class action lawsuit; the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the Company; the markets for the products and services of Metretek Florida, including the contract manufacturing operations of MCM, and management's expectations of any strengthening thereof; the effects of competition in the Company's markets, including the introduction of competing products, services and technologies; customer and industry demand and preferences and purchasing patterns; the Company's ability to attract, retain and motivate key personnel; the ability of the Company to secure and maintain key contracts, relationships and alliances and to make successful acquisitions; changes in the energy industry generally and in the natural gas and electricity industries in particular; general economic, market and business conditions; the effects of the war with Iraq and terrorism; and other factors identified from time to time in the Company's reports and filings with the Securities and Exchange Commission, including but not limited to the Company's Form 10-KSB for the year ended December 31, 2002 and subsequent Forms 10-Q and Forms 8-K. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

                            (financial tables follow)

                           METRETEK TECHNOLOGIES, INC.

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)


                                                               Second Quarter Ended                   Six Months Ended
                                                                     June 30,                              June 30,
                                                              2003              2002               2003              2002
                                                         ------------       ------------       ------------       ------------


Total revenues                                           $ 11,011,747       $  6,062,585       $ 18,190,573       $ 12,463,868
Total costs and expenses                                   10,194,958          6,805,588         18,007,352         13,549,553
                                                         ------------       ------------       ------------       ------------
Operating income (loss)                                       816,789           (743,003)           183,221         (1,085,685)
Minority interest                                             (51,441)                --            (62,461)                --
                                                         ------------       ------------       ------------       ------------
Net income (loss)                                             765,348           (743,003)           120,760         (1,085,685)
Preferred stock deemed distribution                          (220,710)          (204,317)          (437,886)          (405,465)
                                                         ------------       ------------       ------------       ------------
Net income (loss) applicable to common shareholders      $    544,638       $   (947,320)      $   (317,126)      $ (1,491,150)
                                                         ============       ============       ============       ============

NET INCOME (LOSS) PER COMMON SHARE,
    BASIC AND DILUTED                                    $       0.09       $      (0.16)      $      (0.05)      $      (0.25)
                                                         ============       ============       ============       ============

WEIGHTED AVERAGE COMMON
     SHARES OUTSTANDING, BASIC
    AND DILUTED                                             6,043,469          6,077,764          6,043,469          6,077,764
                                                         ============       ============       ============       ============


CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

                                                               June 30,         December 31,
                                                                2003                2002
                                                             -----------        -----------

Total current assets                                         $12,487,557        $ 8,823,248
Property, plant and equipment, net                             1,563,388          1,713,793
Total other assets                                             8,388,589          8,626,076
                                                             -----------        -----------

Total assets                                                 $22,439,534        $19,163,117
                                                             ===========        ===========

Total current liabilities                                    $ 7,881,448        $ 4,733,162
Long-term notes payable and capital lease obligations          4,662,561          4,732,651
Minority interest in subsidiaries                                 62,461               --
Redeemable preferred stock-Series B                            8,969,827          8,531,941
Total stockholders' equity                                       863,237          1,165,363
                                                             -----------        -----------

Total liabilities and stockholders' equity                   $22,439,534        $19,163,117
                                                             ===========        ===========

                                      # # #


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